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                                                          EXHIBIT 10.8

                             AMENDED AND RESTATED
                           SEVERANCE PAY AGREEMENT

     This Agreement is made as of the 21st day of October, 1997, between Fourth Shift Corporation, 7900 International Drive, International Plaza, Suite 450, Bloomington, MN 55425 (such corporation, together with its subsidiaries, hereinafter called the "Company") and M. M. Stuckey (hereinafter called "Executive"), residing at 46 Red Birch Court, Danville, California 94506.

     WITNESSETH THAT:

     WHEREAS, it is the purpose of this Agreement to specify the financial arrangements that the Company will provide to the Executive upon Executive's separation from employment with the Company under the circumstances described herein; and

     WHEREAS, this Agreement is adopted in the belief that it is in the best interests of the Company and its shareholders to provide stable conditions of employment for Executive, thereby minimizing personnel turnover and enhancing the Company's ability to recruit highly qualified people; and

     WHEREAS, Executive is a party to that certain Severance Pay Agreement dated as of April 16, 1996 (the "Prior Agreement") and the Company wishes to revise and restate such Agreement to ensure the continued attention of Executive in the event of a Change of Control of the Company, as defined herein.

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and Executive agree as follows:

     1.   RESTATEMENT/TERM OF AGREEMENT.

     This Agreement restates and replaces the Prior Agreement effective as of the date hereof. This Agreement shall be for a two-year term commencing on the date hereof and shall be automatically renewed for additional two-year terms thereafter unless canceled in writing by either party hereto at least 60 days prior to expiration of the initial or any renewal term; provided that this Agreement shall continue for at least two years after a Change of Control that occurs during the term of this Agreement.

     2.   TERMINATION OF EMPLOYMENT.

     (i) If a Change in Control (as defined in Section 3(i) hereof) occurs during the term of this Agreement and any of the following events occur within two years after such Change of Control, (x) all stock options in the Company (or its successor as a result of the Change of Control) held by the terminated Executive shall be accelerated so that they are fully exercisable by the terminated Executive for the period after termination specified in such stock options and (y) the terminated Executive shall be entitled to receive the cash payment provided in Section 4 hereof:

          (a) the Company shall have exercised its right to terminate the Executive without cause; or

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          (b)  the Executive shall have voluntarily exercised his option to terminate his employment for Good Reason (as defined in Section 3(ii) hereof). Notice of election of this option must identify the Executive who desires to terminate his employment and set forth in reasonable detail the facts and circumstances claimed to constitute Good Reason.

     (ii) From and after the date of a Change in Control, the Company shall have the right to terminate Executive from employment at any time during the term of this Agreement for Cause (as defined in Section 3(iii) hereof), by written notice to the Executive, specifying the particulars of the conduct of Executive forming the basis for such termination, and Executive shall not be entitled to any payment pursuant to Section 4 for termination for Cause.

     (iii) From and after the date of a Change in Control during the term of this Agreement, Executive shall not be removed from employment with the Company except as provided in Section 2(i) or (ii) hereof or as a result of Executive's Disability (as defined in Section 3(iv) hereof) or his death. Executive's rights upon termination of employment prior to a Change in Control or after the expiration of the term of this Agreement shall be governed by the standard employment termination policy applicable to Executive in effect at the time of termination.

     Any notice given by Executive pursuant to this Section 2 shall be effective ten (10) business days after the date it is given by Executive.

     3.   DEFINITIONS

     (i) A "Change in Control" shall mean the occurrence of any of the following events as a result of a transaction or series of transactions:

          (a) a change in control of the Company of a nature required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), whether or not the Company is then subject to such reporting requirement;

          (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (c) individuals who at the date hereof constitute the Board of Directors of the Company cease to constitute a majority thereof, PROVIDED THAT such change is the direct or indirect result of a proxy fight and contested election for positions on the Board; or

          (d) the Board of Directors of the Company determines, in its sole and absolute discretion, that there has been a change in control of the Company.

     (ii) "Good Reason" shall mean the occurrence of any of the following events:

          (a) the assignment to Executive of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Executive immediately prior to a Change in Control. The assignment of Executive to an office that does not, or responsibilities that do not, include the office and responsibilities

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     of chief executive or principal executive of a publicly traded company will not constitute assignment of comparable responsibility within the meaning of this provision.

          (b) a reduction by the Company in Executive's compensation (including targeted bonus compensation) as in effect immediately prior to a Change in Control;

          (c) the Company's requiring Executive to be based anywhere other than within fifty (50) miles of Executive's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to a Change in Control;

          (d) except to the extent otherwise required by applicable law, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health-and-accident plan or disability plan in which Executive is participating immediately prior to a Change in Control (or plans providing Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such Change in Control, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled immediately prior to such Change in Control in accordance with the Company's vacation policy as then in effect; or

          (e) the failure by the Company to obtain, as specified in Section 5(i) hereof an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

Notwithstanding the foregoing, none of the forgoing events shall be considered "Good Reason" if it occurs in connection with the Executive's death or disability.

     (iii) "Cause" shall mean termination by the Company of Executive's employment based upon (a) the willful and continued failure by Executive substantially to perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness) or
(b) the willful engaging by Executive in misconduct which is materially injurious to the Company monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without his reasonable belief that his action or omission was in the best interests of the Company.

     (iv) "Disability" shall mean any physical or mental condition which would qualify Executive for a disability benefit under the long-term disability plan of the Company.

     4.   BENEFITS UPON TERMINATION UNDER SECTION 2(i)

     Upon the termination of the employment of Executive pursuant to Section 2(i) hereof, Executive shall be entitled to receive the benefits specified in this Section 4. The amounts due to Executive under subparagraphs (a) and (b) of this Section 4 shall be paid to Executive not later than one business day prior to the date that the termination of Executive's employment becomes effective. Any payments due under this Agreement will be paid to Executive or Oranco, as instructed by Executive, at Executive's sole discretion.

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     (a)  The Company shall pay to Executive:

          (i) the full base salary earned by him and unpaid through the date that the termination of Executive's employment becomes effective, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given;

           (ii) any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Executive;

          (iii) an amount equal to a pro rata portion, based on number of days elapsed, of the bonus Executive would have earned for the year in which termination is effective, assuming for such purposes that the Company achieves targeted performance; and

           (iv) an amount representing credit for any vacation earned or accrued by him but not taken.

     (b) In lieu of any further base salary payments to Executive for periods subsequent to the date that the termination of Executive's employment becomes effective, the Company shall

          (i) Pay as severance pay to Executive a lump-sum cash amount equal to three (3) times Executive's average annualized cash and equivalent compensation for the period consisting of the Executive's most recent five taxable years ending before the date on which a Change in Control occurs (or such portion of such period during which Executive performed services for the Company);

          (ii) Arrange to provide Executive and Executive's dependents (if applicable) with welfare benefits (including, without limitation, medical, life, and individual disability insurance coverage), perquisites and other employee benefits, for the 36 months following such termination, that provide substantially similar benefits, in terms of aggregate monetary value, to Executive and Executive's dependents (if applicable) at substantially similar costs to Executive as the welfare benefits, perquisites and other employee benefits in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater).

     (c) The Company shall also pay to Executive all legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement, including any and all expenses of arbitration in accordance with Section 12 below.

     (d) Executive shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise. Except as provided in Section 4(b)(ii), the amount of any payment or benefit provided in this Section 4 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

     (e)  In the event Executive becomes entitled to payments under this
Section 4, the Company shall cause its independent auditors promptly to review, at the Company's sole expense, the applicability of Section 4999 of the Code to such payments. If such auditors shall determine that any payment or distribution of any type by the Company to Executive or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional

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cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including Executive's share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Executive's tax return pursuant to this Section 6, Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

     5.   SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT.

     (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment after a Change in Control for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (ii) This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

     6. MODIFICATION; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     7. NOTICE. All notices, requests, demands and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when

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delivered personally or mailed by regular, certified or registered mail, return receipt requested, at the address of the other party, as follows:

          If to the Company, to:

          Fourth Shift Corporation
          7900 International Drive
          International Plaza
          Suite 450
          Bloomington, MN 55425
          Attn.:  Controller

          If to Executive, to:

          M. M. Stuckey
          46 Red Birch Court
          Danville, California 94506

Either party hereto may change its address for purposes of this Section 7 by giving fifteen (15) days' prior notice to the other party hereto.

     8. SEVERABILITY. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     9. HEADINGS. The headings in this Agreement are inserted for convenience or reference only and shall not be a part of or control or affect the meaning of this Agreement.

     10. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11. GOVERNING LAW/ARBITRATION. This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity and performance. Notwithstanding the foregoing, any dispute as to the occurrence of a "Change of Control," or as to "Good Reason," shall be settled by final and binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes in effect as of the date of
this Agreement by a sole arbitrator.   The arbitration shall be governed by
the United States Arbitration Act, 9 U.S.C. - 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Minneapolis, Minnesota. The arbitrator is empowered to award damages in excess of compensatory damages.

     12. ENTIRE AGREEMENT. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof, including the Prior Agreement;

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PROVIDED THAT, this Agreement shall not supersede or limit in any way
Executive's rights under any benefit plan, program or arrangements in accordance with their terms.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name by a duly authorized officer, and Executive has hereunto set his hand, all as of the date first written above.

                                       Fourth Shift Corporation


                                       By /s/ DAVID G. LATZKE
                                          ---------------------------
                                          Its VP & CFO
                                              -----------------------



                                       /s/ MARION MELVIN STUCKEY
                                       ------------------------------
                                       M. M. Stuckey

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